Code of Ethics

February 21, 2004

(Revised February 2, 2007)

(Revised May 1, 2009)

(Revised June 1, 2012)

(Revised October 24, 2013)

(Revised December 1, 2016)

Monteagle Funds (“Funds”) is required to adopt a Code of Ethics (“Code”) pursuant to Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) with respect to certain types of personal securities transactions by officers and trustees of the Funds for the purpose of establishing reporting requirements and enforcement procedures with respect to such transactions.  In addition to approving the Funds’ Code, the Funds’ Board of Trustees is also required to review and approve the Codes of the Funds’ investment advisers and underwriter and any material amendments to said Codes.

The Codes must contain provisions reasonably necessary to prevent “access persons” of the Funds from engaging in fraudulent, deceptive or manipulative acts, practices or courses of business.  To this end, the Codes must also provide for initial reports of holdings, quarterly reports of transactions and annual reports of holdings; for review of said reports; and for pre-approved transactions in initial public offerings (“IPO’s”) and private placements.

Rule 17j-1, as amended August 27, 1999 (effective October 29, 1999), also requires that Funds receive annual reports from the investment adviser and principal underwriter that (1) describes issues that arose during the covered year and how they were handled, and (2) certify to the Funds’ Board that it has adopted appropriate procedures.

Further, in light of the Funds’ use of Mutual Shareholder Services (“MSS”) for transfer agency, fund accounting and administrative services, and in light of MSS graciously allowing its personnel to fill officer positions with the Funds, it is appropriate for the Board to consider MSS’s Code(s) of Ethics applicable to those persons.  In this regard it is noted that those persons are covered by the MSS - principal underwriter Code of Ethics.

Monteagle Funds’ Board of Trustees has previously approved Codes of the Trust (dated February 29, 2000 – as amended or supplemented) and of the Funds’ investment advisers, sub-advisers and principal underwriter.  Since the securities markets and the regulatory requirements guiding investment professionals are continually changing, this Code shall be regularly reviewed to determine if any changes are necessary in order to maintain the highest ethical standards.

I.    Definitions.

a)

Adviser shall mean the Funds’ investment adviser, Nashville Capital Corporation.

b)

Adviser’s Code of Business Conduct and Ethics shall mean the Code of Business Conduct and Ethics of the Adviser as amended from time to time.

c)

Sub-Adviser is any investment adviser which the Adviser has contracted with to manage the investment portfolios of one or more clients.

d)

Independent Sub-Adviser is any Sub-Adviser which the Adviser’s Review Committee has designated as independent.  Independence is a question of fact.  Factors include, but are not limited to, performance of securities research, analysis, selection, and trading which are conducted independently and separately from the Adviser.  The fact that the Adviser or its subsidiaries provides administrative services for a client advised by the Sub-Adviser shall not by itself prevent a Sub-Adviser from being independent.

e)

Principal Underwriter shall mean the broker-dealer appointed to serve as distributor of the Funds’ shares, Arbor Court Capital.

f)

Principal Underwriter’s Code of Ethics shall mean the Code of Ethics of the Principal Underwriter as amended from time to time.

g)

Interested Person shall have the meaning as contained in Section 2(a)(19) of the 1940 Act.

h)

Independent Trustee means any Trustee of the Trust who is not an Interested Person of the Trust, an Adviser, a Sub-Adviser, or the Principal Underwriter.

II.   Adoption of the Adviser’s Code of Business Conduct and Ethics with Modifications.

(a)

Adoption of Adviser’s Code of Business Conduct and Ethics.

Except as provided for below, the provisions of the Adviser’s Code of Business Conduct and Ethics are hereby adopted as the Code of Ethics applicable to officers and Trustees of Monteagle Funds.  A violation of the Advisers Code of Business Conduct and Ethics by such persons shall constitute a violation of this Code.

The Advisers Code of Business Conduct and Ethics shall be incorporated herein in its entirety.

(b)

Officers and Interested Trustees.

Officers of the Funds and, except as provided in II(c) below, Trustees shall be subject to the reports, review, and sanctions provided for by the Adviser’s Code of Business Conduct and Ethics.

It is provided, however, that officers of the Funds who are associated persons of the Principal Underwriter or MSS shall be subject to the reports, review and sanctions provided in the Underwriter’s Code of Ethics.

(c)

Independent Trustees.

Independent Trustees who do not have actual or implied knowledge of the Adviser’s or Sub-Advisers’ investment activities as described in Section (d)(2)(ii) of Rule 17j-1 of the 1940 Act shall not be subject to the reporting or review requirements provided for in the Adviser’s Code of Business Conduct and Ethics.

(d)

Trading of Adviser and Independent Sub-Advisers.

For the purposes of Code provisions dealing with pre-clearing and trade allocation procedures, the Adviser and Independent Sub-Advisers [and, if applicable, the Principal Underwriter and its affiliates] shall be treated as separate unrelated entities and shall not be required to coordinate their efforts.  For example, the Adviser shall not be required to pre-clear or allocate proposed trades on behalf of client accounts which it is managing with client accounts which are managed by an Independent Sub-Adviser.  All access persons must provide a current initial holdings report at least within 45 days of becoming an Access Person.

(e)

Interpretation.

The Trustees of the Funds may from time to time adopt interpretations of this Code as they deem appropriate.

(f)

Effect of Violation of this Code.

In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular Code of Ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of Rule 17j-1.  In adopting this Code, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.

(g)

Quarterly Reports to Board of Trustees.

The Adviser shall report quarterly to the Board of Trustees on whether any deviations from the Code of Ethics were noted; and, if deviations were noted, action taken in respect thereto.

III.    Board Review of Codes.

The Trustees, including a majority of the Independent Trustees, shall:

(a) approve the Trust’s Code, the code of ethics of each investment adviser, subadviser and principal underwriter of the Trust before initially retaining their services, and any material changes to these codes within six months of such change;

(b) base its approval of a code of ethics, and any material changes to a code of ethics, on a determination that the code contains provisions reasonably necessary to prevent access persons (as defined in the respective codes) from engaging in prohibited conduct;

(c)  receive, prior to approving a code or any amendment to a code, a certification from the Trust, investment advisers or principal underwriter that it has adopted procedures reasonably necessary to prevent access persons from violating the code; and

(d)  receive and consider, no less frequently than annually: (1) a written report from the Trust’s, investment adviser, and principal underwriter describing any issues, material violations or sanctions arising under the code; and (2) a written certification from the Trust’s investment advisers, and principal underwriter, as applicable, that it has adopted procedures reasonably necessary to prevent access persons from violating its code.